Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors — Will Lyons, (617) 532.8104, ir@enernoc.com
Media — Sarah McAuley, (617) 532.8195, news@enernoc.com

EnerNOC Announces Purported Class Action Lawsuits

BOSTON, MA, March 13, 2008 - EnerNOC, Inc. (NASDAQ: ENOC) today announced that it, certain of its officers, and the members of its Board of Directors have been named as defendants in purported securities class action lawsuits filed in the United States District Court for the District of Massachusetts.  The lawsuits allege, among other things, that the defendants made false and misleading statements and failed to disclose material information in various Securities and Exchange Commission filings, press releases and other public statements from November 1, 2007 through February 27, 2008, including in connection with the Company’s November 13, 2007 offering of common stock.  EnerNOC believes that it has substantial legal and factual defenses, which it intends to pursue vigorously. In addition, EnerNOC will continue to focus on developing and providing what it believes to be the most reliable demand response and energy management solutions to address the unprecedented energy challenges our country faces today.

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to utilities and electric power grid operators, as well as commercial, institutional, and industrial customers. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to utilities and grid operators on demand. For more information, visit www.enernoc.com

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the future growth and success of the Company’s demand response and energy management solutions and the outcome of any lawsuit, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s final prospectus, as filed with the Securities and Exchange Commission on November 14, 2007, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: EnerNOC, Inc.